Exhibit 99.1

LITHIA MOTORS & DRIVEWAY (LAD) ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

Medford, Oregon, May 19, 2021 - Lithia Motors & Driveway (NYSE: LAD) today announced the pricing of its public offering (the “Offering”) of 3,105,590 shares of its Class A common stock (the “common stock”) at a price to the public of $322.00 per share. In addition, the underwriters have been granted a 30-day option to purchase up to an additional 465,838 shares of common stock at the same public offering price, less underwriting discounts and commissions. The offering is expected to close on May 24, 2021, subject to the satisfaction of customary closing conditions.

In addition, today Lithia concurrently announced the pricing of its private offering of $800 million aggregate principal amount of its 3.875% senior notes due 2029 (the “Notes”), which represents an increase of $300 million from the offering size previously announced. This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes.

J.P. Morgan and Goldman Sachs & Co. LLC are acting as joint book-running managers for the Offering. BofA Securities, BTIG, Craig-Hallum, Guggenheim Securities, Jefferies, Stephens Inc. and Wells Fargo Securities are acting as bookrunners, and The Benchmark Company, Citigroup and Seaport Global Securities are acting as co-managers in the Offering.

A shelf registration statement relating to our common stock has been filed with the Securities and Exchange Commission (the “SEC”) and became automatically effective upon filing. The Offering is being made only by means of a prospectus supplement and an accompanying prospectus. A preliminary prospectus supplement relating to and describing the terms of the Offering was filed with the SEC on May 18, 2021 and is available on the SEC’s website at www.sec.gov. Copies of these documents and the final prospectus supplement, when available, may be obtained from: J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-866-803-9204, or by email at prospectus-eq_fi@jpmchase.com; or Goldman Sachs & Co. LLC, 200 West Street, New York, New York 10282, Attention: Prospectus Department, by telephone at (866) 471-2526, or by email at prospectus-ny@ny.email.gs.com.

This press release is neither an offer to sell nor a solicitation of an offer to buy shares of our common stock or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, shares of our common stock or any other securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Lithia

Lithia Motors & Driveway is a growth company powered by people and innovation with a 5-year plan to profitably consolidate the largest retail sector in the country. They are a leading provider of personal transportation solutions in the United States and are among the fastest-growing companies in the Fortune 500 (#6 on 10-Year EPS Growth, #4 10-Year TSR in 2020). By providing a wide array of products throughout the entire lifecycle of the consumer’s vehicle ownership experience through various consumer channels, they build magnetic brand loyalty. Operational excellence is achieved by focusing the business on convenient and transparent consumer experiences supported by proprietary data science to increase market share, consumer loyalty and team performance. Lithia’s omni-channel strategy will continue to pragmatically disrupt the industry by leveraging experienced teams, vast owned inventories, technology, and physical network. By purchasing strong businesses, they further strengthen this network, leveraging their national digital home channel Driveway and building upon their massive regenerating capital engine. Together, these endeavors create a unique and compelling high-growth strategy that provides transportation solutions wherever, whenever, and however consumers desire.

Forward-Looking Statements

Certain statements in this press release, and at times made by our officers and representatives, constitute forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Generally, you can identify forward-looking statements by terms such as “project”, “outlook”, “target”, “may”, “will”, “would”, “should”, “seek”, “expect”, “plan”, “intend”, “forecast”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “likely”, “goal”, “strategy”, “future”, “maintain”, and “continue” or the negative of these terms or other comparable terms. Examples of forward-looking statements in this press release include, among others, statements regarding the Offering and our concurrent private offering of the Notes.

Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity and development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements in this press release. Therefore, you should not rely on any of these forward-looking statements. The risks and uncertainties that could cause actual results to differ materially from estimated or projected results include, without limitation:

•	Future economic and financial conditions (both nationally and locally), including as a result of the COVID-19 pandemic;

•	Changes in customer demand, our relationship with, and the financial and operational stability of, vehicle manufacturers and other suppliers;

•	Risks associated with our indebtedness (including available borrowing capacity, compliance with financial covenants and ability to refinance or repay indebtedness on favorable terms);

•	The adequacy of our cash flow and earnings and other conditions which may affect our ability to pay our quarterly dividend at the planned level;

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Disruptions to our technology network including computer systems and software, as well as natural events such as severe weather, fires, floods and earthquakes or man-made or other disruptions of our operating systems, structures, facilities or equipment; and

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Government regulations and legislation, and other risks set forth throughout “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in “Part I, Item 1A. Risk Factors” of our most recent Annual Report on Form 10-K, and from time to time in our other filings with the SEC.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Eric Pitt

Vice President, Investor Relations & Treasurer

Lithia Motors, Inc.

epitt@lithia.com

541-864-1748